                       AMENDMENT NO. 3 TO SOFTWARE LICENSE
                            AND CONSULTING AGREEMENT

         This SECOND AMENDMENT TO SOFTWARE LICENSE AND CONSULTING AGREEMENT (this "Amendment") is made as of this 31st day of May, 2001, by and among Digital Insurance, Inc., a Delaware corporation ("Digital"), and HealthAxis.com, Inc., a Pennsylvania corporation ("HealthAxis").


                              W I T N E S S E T H:
                              --------------------


         WHEREAS, Digital and HealthAxis have previously entered into that certain Software License and Consulting Agreement dated June 30, 2000, as previously amended by that certain Amendment to Software Licensing and Consulting Agreement dated September 15, 2000, and that certain Amendment No. 2 to Software License and Consulting Agreement dated March 31, 2001 (collectively, the "License and Consulting Agreement"), and they now desire to further amend the License and Consulting Agreement to reflect the modifications to such agreement as provided in this Amendment.

NOW THEREFORE, in consideration of Ten Dollars ($10.00), and the mutual covenants herein contained, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree to amend the License and Consulting Agreement as follows:

1. Prepayment of License Fees by Digital. Notwithstanding Section 4.1 of the License and Consulting Agreement, and subject to the provisions of Section 7 of this Amendment, Digital has paid, and HealthAxis has accepted, a total aggregate payment of $2,000,000.00 as payment in full of (i) all remaining amounts due to HealthAxis for the License Fees and previously deferred Service Fees, including interest on all such amounts, pursuant to Sections 4.1, 5.4 and 5.5 of the License and Consulting Agreement, and (ii) certain other amounts due to HealthAxis as described in that certain Second Amendment to Asset Purchase Agreement which is being entered into simultaneously herewith by Digital and HealthAxis. As a result, and except as expressly provided in Section 7 of this Amendment, no further License Fee payments or previously deferred Service Fees (or interest thereon) are or shall become due and payable by Digital.

2. Ongoing Fees; Revised Minimum Commitment. Upon payment by Digital of the amount of $284,587.60 for the Service Fees (which amount includes dedicated staff as well as rent, hosting fees, telecom charges and other costs and expenses as shown on the invoice for May) payable for the month of May, 2001 (and resolution of payment of any disputed amounts from the April, 2001 invoice), Digital shall be deemed to have met its minimum commitment for dedicated services as originally provided in the License and Consulting Agreement through May 31, 2001 and, subject to Section 7 below, Digital shall be deemed to have satisfied its obligations under Section 5.4(a) and (b) of the License and Consulting Agreement. Digital agrees to resolve any disputes regarding the April invoice and pay all of these amounts on or before June 10, 2001. Thereafter, effective June 1, 2001, and notwithstanding any provisions of the License and Consulting Agreement to the contrary, Digital and HealthAxis hereby agree to the following amended payment and Services provisions:

(a) Digital agrees to pay Healthaxis $100,000 per month effective June 1, 2001, and payable on the tenth (10th) day of each month, continuing through the earlier to occur of either (i) May 31, 2002, or (ii) the date Digital gives written notice to HealthAxis that Digital no longer utilizes the Non-Retail Presentation Layer Software and Other Common Modules as provided in Section 7 below. This $100,000 represents a revised guaranteed monthly minimum commitment by Digital for the period specified in the preceding sentence and will cover the following expenses and Services:

         (i) Dedicated technical staff (technical support and development) as further described in Subsection (b) below;

         (ii) Website Hosting Services as defined in Section 5.1(b) of the original License and Consulting Agreement except for (x) the hosting services for the California version 2.0 site which has previously been discontinued and is no longer part of the Services, and (y) the split screen/link from the HealthAxis.com site to the DigitalInsurance.com site which will no longer be provided as part of the Services;

         (iii) shared telecommunications costs as described in Section 5.6 of the License and Consulting Agreement associated with the Website Hosting Services; and

         (iv) Rent and operating costs for the East Norriton, PA facility (as long as Digital Insurance is a tenant) pursuant to that certain Commercial Sublease Agreement between HealthAxis and Digital dated July 1, 2000, including, but not limited to, office rent, office operating costs and telecommunications costs (but excluding local and long distance charges which shall be the responsibility of, and paid directly by, Digital).

(b) The balance of the $100,000 per month after the other expenses described above will cover approximately 5.5 FTEs (based on current rent and operating expense run rates) who will be dedicated to Digital support. This dedicated staff headcount may increase at such time as Digital Insurance is no longer a tenant in the Healthaxis East Norriton facility, and that portion of the $100,000 per month previously allocated to rent and operating expense is freed up. The dedicated staff headcount may also decrease if rent or other covered expenses increase. The personnel rate applied to dedicated staff for purposes of this Subsection 2(b) shall be $79.00 per dedicated person per hour.

(c) Healthaxis and Digital agree that the commitment of $100,000 per month is a guaranteed minimum commitment by Digital for the period set forth in Section 2(a) of this Amendment, and Digital shall have no right to terminate the Services Term during such period pursuant to Section 7.2(b) of the License and Consulting Agreement. Healthaxis will invoice Digital each month for this amount with an accounting of Healthaxis' actual expenses (such as rent, operating expense, and telecommunications costs) and the value (at the rates stated herein) of Healthaxis professional services provided by the dedicated staff. In each month that the sum of the actual expenses and the value of the dedicated staff professional services exceed the $100,000 commitment, the excess will be carried forward as a debit to the next month. In each month that the sum of the actual expenses and the value of the dedicated staff professional services is less than the $100,000 commitment, the remainder will be carried forward as a credit to the next month. The detail amounts shown on each monthly invoice will be deemed conclusive unless contested by Digital in writing within fifteen
         (15) days of the invoice date. In addition, it is the intention of the parties that any monthly variances between the invoice amounts and the $100,000 will be minimal, and HealthAxis and Digital will reconcile all debits and credits as shown on the monthly invoices before the end of each calendar year (or any earlier termination of the License and Consulting Agreement); provided that HealthAxis shall have received not less than the guaranteed minimum amount for each month after all debits and credits are reconciled. If HealthAxis fails to provide any of the services specified in the Commercial Sublease Agreement or Schedule 1 thereto, Digital shall have the right, after giving notice to HealthAxis, to supply such services and Digital's cost therefor shall be included in the monthly reconciliation specified above.

(d) To the extent Digital requests Services which require resources in excess of the dedicated staff provided pursuant to Subsection 2(b) above, Healthaxis will provide such resources to Digital (subject to availability of such resources) at a composite rate of $100.00 per hour per person. These Services may include, but are not limited to, any additional resources as may be requested by Digital to (i) perform the ongoing support and carrier integration services at the same level and speed with which the prior larger dedicated staff was able to perform,
         (ii) develop new or enhanced functionality (except as provided in Section 3 below), and (iii) install future releases and upgrades of the Non-Retail Presentation Layer Software and Other Common Modules, the Retail Presentation Layer Rights, and/or retrofit the Digital site for purposes of such upgrades. HealthAxis and Digital agree that this composite rate includes "bench time" built in and that HealthAxis will bill Digital only for actual production hours of its personnel which excludes marketing, job estimation, internal communications, and other similar activities which are not directly supportive of Digital projects. These amounts (if any) will be billed separately from, and in addition to, the $100,000 for dedicated staff as specified in Subsections 2(a) and 2(b), and are in no way to be treated as part of the debit/credit/reconciliation process as described in Subsection 2(c) above. Payment for such charges is due monthly, within 30 days of the invoice date.

(e) For so long as Digital remains a tenant in the HealthAxis East Norriton facility, Digital will provide the services of Wayne Knight (or a person of equal skill if his employment with Digital terminates for any reason) to the HealthAxis East Norriton, Pennsylvania employees at no expense to HealthAxis.

(f) For so long as HealthAxis maintains a presence in the HealthAxis East Norriton facility, Healthaxis will provide the services of Mickey Williams (or a person of equal skill if his employment with HealthAxis terminates for any reason) to the Digital East Norriton employees at no expense to Digital.

(g) Except for the shared telecommunications expenses and operating expenses under the Lease as provided above, Digital shall be obligated for any and all out-of-pocket expenses incurred by HealthAxis in performing the Services as provided in Section 5.6 of the original License and Consulting Agreement.

3. Agreements Regarding Remaining Completion Services. HealthAxis and Digital hereby agree that HealthAxis has completed, and Digital has accepted, all software design and development services originally required by HealthAxis to complete the design, testing and implementation of version 3.0 of the Retail Presentation Layer Rights and the specified functionalities of version 3.0 of the Non-Retail Presentation Layer Software and Other Common Modules according to the functionalities originally set forth in the License and Consulting Agreement except for (i) On-Line Small Group and Employee Application, (ii) Small Group Case Renewal, and (iii) Billing and Reconciliation. Digital agrees that effective as of June 1, 2001, any and all remaining work to be performed by HealthAxis at no charge to Digital on these deliverables will be limited to a cumulative total of 2,500 hours of Healthaxis personnel time, including requirements gathering, design, development, testing and implementation. These hours must be used by Digital on or before December 31, 2001, at which time HealthAxis' obligation under this Section 3 will be deemed fully satisfied and discharged, regardless of whether the deliverables described herein have been completed by HealthAxis or accepted by Digital, and regardless of whether or not the 2,500 hours were fully utilized by Digital.

4. Sales and Marketing Assistance. Digital agrees to commit up to twenty-five percent (25%) of the time of Michael Sullivan and Adam Bruckman, its Sales Vice Presidents, at no salary, commission or other personal compensation expense to Healthaxis, to market the products and services of Healthaxis, until December 31, 2001. Digital will receive a commission on any sales, by Messrs. Bruckman and Sullivan (or otherwise by Digital), of any Healthaxis products or services, in accordance with the Technology Brokerage Agreement dated June 30, 2000.

5. Source Code Release. Notwithstanding anything in this Amendment or otherwise to the contrary, HealthAxis shall not be obligated to release any source code for the Non-Retail Presentation Layer Software and Other Common Modules to Digital pursuant to Section 3.3 of the License and Consulting Agreement unless and until Digital has fully satisfied the Additional Funding Requirement as specified in Section 7 of this Amendment, or if Digital fails to satisfy the Additional Funding Requirement, then upon payment in full of all amounts which will then become due to HealthAxis as provided in Section 7 below: provided, however, that Digital shall remain entitled to such source code pursuant to the terms and conditions of the Escrow Agreement and as specified in Section 3.2 of the License and Consulting Agreement

6. Mutual Release. Except for the continuing obligations of both HealthAxis and Digital as specified in this Amendment, HealthAxis and Digital do hereby release and discharge the other from any and all payment obligations of Digital and all delivery obligations of HealthAxis as contained in the License and Consulting Agreement.

7. Additional Funding Requirement. HealthAxis has agreed to the terms and conditions contained in this Amendment based upon Digital's representations that the agreements contained herein would enhance Digital's ability to raise additional funding. Accordingly, notwithstanding anything in this Amendment to the contrary, in the event Digital has not completed an additional round of funding by raising at least $4,000,000 on or before March 31, 2002 (the "Additional Funding Requirement"), then HealthAxis shall be entitled to receive the unpaid balance of the License Fee and all previously deferred Service Fees (including accrued interest on all such amounts) which would have otherwise have become due under the License and Consulting Agreement as if this Amendment had never been entered into. The Additional Funding Requirement shall also be deemed satisfied if Digital enters into a merger or other business combination transaction which has the net effect of increasing Digital's cash position by at least $4,000,000 (the surviving entity in the merger or other transaction has cash equal to the cash position of Digital immediately prior to the merger or other transaction plus at least $4,000,000) on or before March 31, 2002. If Digital fails to satisfy the Additional Funding Requirement, Digital would be entitled to credit for the $2,000,000.00 paid herewith against such unpaid License Fee and previously deferred Service Fees (and interest thereon) that would otherwise have become due under the License and Consulting Agreement and unpaid amounts that would otherwise have become due under the Promissory Note delivered under the Asset Purchase Agreement (as applicable). Except as expressly provided in Section 2(c) above, nothing herein shall abrogate Digital's rights to terminate the "Services Term" or the "Digital License Term" as provided in the License and Software Consulting Agreement. Digital may, at any time, give written notice to HealthAxis that Digital no longer utilizes the Non-Retail Layer Presentation Software and Other Common Modules, and in such case, no further payments shall be due under this Section regardless of whether an Additional Funding Event occurs on or before March 31, 2002, and the license granted to Digital in the License and Consulting Agreement shall be deemed automatically terminated for all purposes.

8. Full Force and Effect. The Software License and Consulting Agreement, as amended hereby, shall remain in full force and effect, and all capitalized terms as used herein shall have the meaning as defined in the License and Consulting Agreement. To the extent there are any inconsistencies between the terms of this Amendment and the terms of the Software License and Consulting Agreement, the terms of this Amendment shall prevail.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives effective as of the date first above written.


DIGITAL INSURANCE, INC.                              HEALTHAXIS.COM, INC.



---------------------------                          ------------------------
THOMAS O. USILTON                                    JAMES W. MCLANE
PRESIDENT & CEO                                      PRESIDENT & CEO